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                                                                     EXHIBIT 11




                       [LETTERHEAD OF JAPONICA PARTNERS]




VIA FACSIMILE
HIGHLY CONFIDENTIAL

July 26, 1994



Mr. Frank J. Tasco
Chairman
Borden Inc.
277 Park Avenue
New York, NY  10172

Dear Frank:

Received your recent letter.

Importantly, there appears to be a significant miscommunication with your advisor that needs to be corrected at the Board-level.

In direct contrast to the statements in your letter, records of our telephonic conversation with the Lazard Freres investment banker on June 27th clearly indicate the following:

              Point 1.          Never during our conversation was
                                any transaction as referenced in
                                your letter suggested, discussed or
                                even mentioned.

              Point 2. The Lazard Freres General Partner did not ask any questions relating to our financial resources. In fact, he complemented Japonica Partners on being a credible and highly successful firm with a good reputation.

              Point 3. He specifically stated that Borden cannot pay down its current debt load (See attached).

              Point 4. He repeatedly stated that the Board would not reconsider the sale of the snack business (See attached) despite:

                                a. the erosion of shareholder value
                                   as investors have reacted
                                   negatively to management's
                                   plan with a considerable
                                   valuation decline

                                b. sale proceeds are likely to
                                   amount to a small fraction of
                                   initial expectations, and






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Frank J. Tasco
July 26, 1994
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                                c. the loss of a major portion of
                                   the "Value Gap" recovery.

We have asked for and expect a retraction from your investment banker.

Furthermore, we will consult with advisors as to whether continued non-principal communication is appropriate.

As for the concluding paragraph of your letter, it is 100% incongruent with the facts. To reiterate, we are inclined to entertain a materially higher valuation towards maximizing shareholder value if the snack and other remaining targeted businesses are retained.

The on-going sale of assets in order to repay bank loans may reduce the upper range of the Company's "Value Gap" and the potential value recovery by up to $500 million.

As we have indicated, our preference is that of a pro-active white knight.



Respectfully.


/s/ JAPONICA PARTNERS
- - -------------------------
JAPONICA PARTNERS

Attachment



[Omitted from this letter is an attachment which is filed separately as exhibit 7 to this Form 8-K]